Exhibit 99.3

NONSTATUTORY STOCK OPTION INDUCEMENT AWARD AGREEMENT (ANNUAL AWARD)

Stock Option Grant

The Human Capital and Compensation Committee of the Board of Directors of Foot Locker, Inc. (the “Company”), a New York corporation, granted you a Nonstatutory Stock Option (the “Option”) to purchase shares of the Company’s common stock, as set forth below. The Option granted hereunder is made outside the terms of the Foot Locker 2007 Stock Incentive Plan, as amended and restated (the "Plan"), and the share reserve thereunder, as an "employment inducement award" within the meaning of NYSE Manual 303A.08. Notwithstanding the foregoing, subject to the terms and conditions herein, the Option will be governed by the terms and conditions set forth in the Plan as if it had been granted under the Plan. The provisions of the Plan are hereby incorporated herein by reference. Capitalized terms not defined herein shall have the meanings ascribed to them in the Plan. Except as otherwise provided in the Plan, the Option will become exercisable in annual installments over a three-year vesting period according to the vesting schedule specified below:

Name of Participant:	Mary N. Dillon

Date of Grant:	August 24, 2022

Exercise Price Per Share:	$_________

Number of Shares of Stock:	__________

Vesting Schedule:	1/3 on August 19, 2023
1/3 on August 19, 2024
1/3 on August 19, 2025
(each such date, a “Vesting Date”)

Expiration Date:	__________

The Option will expire on the Expiration Date, unless, prior to that time, the Option is exercised in full, is cancelled, or expires due to your death, retirement, or other termination of employment, as provided under the terms of this Nonstatutory Stock Option Award Agreement (“Award Agreement”) and the Plan.

The Option is subject to the same terms of the Plan and the same Prospectus covering the Plan, dated March 31, 2017, any subsequently issued Prospectus or Appendix covering the Plan, and the terms and conditions set forth in this Award Agreement. All of these documents are incorporated herein by this reference and made a part of the Option.

In accordance with the vesting schedule set forth above, the Option shall become vested and exercisable on the applicable Vesting Date if the Executive has been continuously employed by the Company or its subsidiaries within the meaning of Section 424 of the Internal Revenue Code of 1986, as amended (the "Control Group") from the Date of Grant until the applicable Vesting Date. Other than as may be specifically provided for herein or in that certain Employment Agreement between the Company and Executive, dated August 16, 2022 (the “Employment Agreement”), there shall be no proportionate or partial vesting in the periods prior to each Vesting Date set forth above, and all vesting shall occur only on the applicable Vesting Dates, subject to the Executive's continued employment with the Control Group. The Option shall also be subject to the special vesting provisions set forth in Section 5(e) of the Employment Agreement.

Non-Competition

By accepting this Option, you agree that the restrictive covenants set forth in Section 9 of the Employment Agreement shall be incorporated herein by reference and, in the event of your breach of the non-competition provisions set forth in Section 9(d) of the Employment Agreement (the “Non-Competition Provisions”), any Options that are then unexercised (whether or not vested) shall be immediately cancelled.

Miscellaneous

In no event shall any dividend equivalents accrue or be paid on any Options.

This Award Agreement shall inure to the benefit of and be binding upon all parties hereto and their respective heirs, legal representatives, successors, and assigns.

This Award Agreement shall be subject to any compensation recoupment policy that the Company may adopt.

This Award Agreement and the Employment Agreement constitute the entire agreement between the parties and cannot be changed or terminated orally. No modification or waiver of any of the provisions hereof shall be effective unless in writing and signed by the party against whom it is sought to be enforced.

This Award Agreement may be executed in one or more counterparts, all of which taken together shall constitute one contract.

The failure of any party hereto at any time to require performance by another party of any provision of this Award Agreement shall not affect the right of such party to require performance of that provision, and any waiver by any party of any breach of any provision of this Award Agreement shall not be construed as a waiver of any continuing or succeeding breach of such provision, a waiver of the provision itself, or a waiver of any right under this Award Agreement.

The headings of the sections of this Award Agreement have been inserted for convenience of reference only and shall in no way restrict or modify any of the terms or provisions hereof.

All notices, consents, requests, approvals, instructions and other communications provided for herein shall be in writing and validly given or made when delivered, or on the second succeeding business day after being mailed by registered or certified mail, whichever is earlier, to the persons entitled or required to receive the same, at, in the case of the Company, the address set forth at the heading of this Agreement and, in the case of you, your principal residence address as shown in the records of the Company, or to such other address as either party may designate by like notice. Notices to the Company shall be addressed to the General Counsel.

This Award Agreement shall be governed and construed and the legal relationships of the parties determined in accordance with the laws of the State of New York without regard to its conflicts of laws principles.

Acceptance of Option; Acknowledgement

To accept this Option grant, please click “Accept Grant.” You and the Company agree that this Option award is granted under and governed by the terms and conditions of this Agreement, and will otherwise be subject to the terms of the Plan and will be governed as if it had been granted under the Plan, other than with respect to the share reserve under the Plan, which will not be affected by this Option award. You acknowledge that you have reviewed the Plan and this Agreement and fully understand all provisions of this Agreement including the Plan.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused this Award Agreement to be duly executed as of the day and year first above written.

FOOT LOCKER, INC.

By:
Elizabeth S. Norberg
Executive Vice President and Chief Human Resources Officer

Mary N. Dillon

ATTACHMENT A

Change in Control

A Change in Control shall mean any of the following:

(A)        the merger or consolidation of the Company with, or the sale or disposition of all or substantially all of the assets of the Company to, any Person other than (a) a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving or parent entity) fifty percent (50%) or more of the combined voting power of the voting securities of the Company or such surviving or parent entity outstanding immediately after such merger or consolidation; or (b) a merger or capitalization effected to implement a recapitalization of the Company (or similar transaction) in which no Person is or becomes the beneficial owner, directly or indirectly (as determined under Rule 13d-3 promulgated under the Exchange Act), of securities representing more than the amounts set forth in (B) below;

(B)        the acquisition of direct or indirect beneficial ownership (as determined under Rule 13d-3 promulgated under the Exchange Act), in the aggregate, of securities of the Company representing thirty-five percent (35%) or more of the total combined voting power of the Company’s then issued and outstanding voting securities by any Person (other than the Company or any of its subsidiaries, any trustee or other fiduciary holding securities under any employee benefit plan of the Company, or any company owned, directly or indirectly, by the shareholders of the Company in substantially the same proportions as their ownership of Stock) acting in concert; or

(C)        during any period of not more than twelve (12) months, individuals who at the beginning of such period constitute the Board, and any new director whose election by the Board or nomination for election by the Company’s shareholders was approved by a vote of at least two-thirds (⅔) of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute at least a majority thereof.

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